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[LOGO OF BNSF]
                                                                            NEWS



Contact:  Richard Russack                                  FOR IMMEDIATE RELEASE
          (817) 352-6425

Burlington Northern Santa Fe Reports Improved Second Quarter Results

     . Net income of $277 million or $1.74 per share -- up 18 percent from net income of $235 million or $1.50 per share in 1997

     . Revenues of $2.2 billion for the second quarter 1998 were $155 million or 8 percent higher than second quarter 1997

     . Second quarter 1998 operating income of $529 million -- $70 million or 15 percent higher than a year ago

     . Operating ratio for the second quarter improved to 76.2 percent compared with 77.8 percent in 1997

     FORT WORTH, Texas, July 21, 1998 - - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported second quarter 1998 net income of $277 million, or $1.74 per share on a diluted basis, an increase of 18 percent from second quarter 1997 net income of $235 million, or $1.50 per share.

     "Coal, Merchandise and Intermodal volume growth, coupled with effective cost controls, were keys to the increase in second quarter income over the prior year," said Robert D. Krebs, BNSF chairman, president and chief executive officer.

     Revenues of $2.2 billion for the second quarter 1998 were $155 million or 8 percent higher than second quarter 1997. Coal revenues improved $73 million or 15 percent to $555 million on a 13 percent increase in carloadings. Merchandise revenues increased $45 million, or 7 percent, to $728 million, driven by volume
increases in all sectors.   Intermodal volume growth in the direct marketing,
international and truckload sectors generated a $51 million, or 9 percent, revcnue increase to $605 million. Agricultural commodity revenues decreased $14 million, or more...
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BNSF 2Q EARNINGS/ Page Two

6 percent, to $225 million, due primarily to weakness in the corn and soybean export markets in the Pacific Northwest. Automotive revenues decreased $8 million, or 7 percent, to $100 million, primarily as a result of a loss of a contract with Ford Motor Company.

     Operating expenses increased $85 million, or only 5 percent, to $1.7 billion compared with the prior-year period, in spite of a 9 percent increase in units handled. Higher compensation and benefits, purchased services and material, and other expenses, all as a result of increased business levels, and increased depreciation expense, were partially offset by lower fuel costs.

     Operating income was $529 million for the second quarter of 1998 compared with $459 million for the same 1997 period. Operating ratio improved to 76.2 percent for the second quarter 1998 compared with 77.8 percent a year earlier.

Six-Month 1998 Results

     BNSF adjusted net income for the six months ended June 30, 1998, was $510 million, or $3.21 per share on a diluted basis, a 32 percent increase from 1997 net income of $385 million, or $2.46 per share. Including a one-time gain on the March 1998 sale of substantially all of BNSF's interest in Santa Fe Pacific Pipeline Partners, L.P., BNSF reported net income for the first six months of 1998 of $542 million, or $3.41 per share. Revenues for the period were $4.4 billion, up 7 percent. Operating expenses of $3.4 billion for 1998 increased 3 percent. Operating income was $976 million for 1998 compared with $788 million for 1997. Operating ratio improved to 77.7 percent for 1998 compared with 80.7 percent a year earlier.

     Through The Burlington Northern and Santa Fe Railway Company, BNSF owns one of the largest railroad networks in the United States, with 34,000 route miles covering 28 states and two Canadian provinces.

       Consolidated financial statements follow.

Burlington Northern Santa Fe Corporation
Adjusted Consolidated Statement of Income
(Unaudited.  In millions, except per share data)

                                                               Three Months Ended            Six Months Ended

                                                                   June 30,                       June 30,
                                                           -------------------------        --------------------
                                                            1998               1997          1998           1997
                                                           ------             ------        ------        ------
Revenues                                                   $2,219             $2,064        $4,381        $4,088
                                                           ------             ------        ------        ------

Operating Expenses
  Compensation and benefits                                   690                652         1,393         1,345
  Purchased services                                          233                211           464           427
  Depreciation and amortization                               205                189           407           379
  Equipment rents                                             203                201           394           401
  Fuel                                                        181                186           363           382
  Materials and other                                         178                166           384           366
                                                           ------             ------        ------        ------

    Total Operating Expenses                                1,690              1,605         3,405         3,300
                                                           ------             ------        ------        ------

Operating Income                                              529                459           976           788
Interest Expense                                               85                 85           173           169
Other Income (Expense) - Net                                   (4)                 -             6            (3)
                                                           ------             ------        ------        ------

Income Before Income Taxes                                    440                374           809           616
Income Tax Expense                                            163                139           299           231
                                                           ------             ------        ------        ------

Adjusted Net Income                                        $  277             $  235        $  510        $  385
                                                           ======             ======        ======        ======

Adjusted Diluted Earnings Per Share                        $ 1.74             $ 1.50        $ 3.21        $ 2.46
                                                           ======             ======        ======        ======

Reported Earnings
  Net Income                                               $  277             $  235        $  542        $  385
                                                           ======             ======        ======        ======
  Basic Earnings Per Share                                 $ 1.76             $ 1.53        $ 3.45        $ 2.50
                                                           ======             ======        ======        ======
  Diluted Earnings Per Share                               $ 1.74             $ 1.50        $ 3.41        $ 2.46
                                                           ======             ======        ======        ======

Average Shares Outstanding
  Basic                                                     157.4              154.2         156.9         154.1
                                                           ======             ======        ======        ======
  Diluted                                                   159.4              156.5         159.0         156.4
                                                           ======             ======        ======        ======

Statement Explanation:
----------------------

1998 adjusted net income and diluted earnings per share exclude a first quarter gain on pipeline partnership sale of $32 million ($67 million pre-tax) or $0.20 per share after tax.

Burlington Northern Santa Fe Corporation
(Unaudited, In millions)


Condensed Consolidated Balance Sheet

                                                June 30,  December 31,
                                                  1998        1997
                                                --------  ------------
Assets

  Cash and cash equivalents                      $    31     $    31
  Other current assets                             1,148       1,203
                                                 -------     -------
    Total current assets                           1,179       1,234

  Properties and other assets                     20,634      20,102
                                                 -------     -------

    Total Assets                                 $21,813     $21,336
                                                 =======     =======

Liabilities and Stockholders' Equity

  Current liabilities                            $ 2,169     $ 2,060
  Long-term debt and commercial paper              4,969       5,181
  Deferred income taxes                            5,302       5,175
  Other liabilities                                2,006       2,108
  Stockholders' equity                             7,367       6,812
                                                 -------     -------

  Total Liabilities and Stockholders' Equity     $21,813     $21,336
                                                 =======     =======

Condensed Consolidated Statement of Cash Flows

                                                   Three Months Ended             Six Months Ended
                                                       June 30,                       June 30,
                                                   ------------------            -------------------
                                                  1998          1997              1998         1997
                                                   ------------------            -------------------
Cash Provided by Operating Activities             $ 540         $ 560            $1,001        $ 633
Cash Used for Capital Expenditures                 (586)         (549)             (952)        (845)
Net Proceeds of Borrowings                          227            38               206          322
Dividends Paid                                      (47)          (46)              (94)         (92)
Cash Used for Other Activities                     (136)           (8)             (161)         (23)
                                                  -----         -----            ------        -----


Increase (Decrease) in Cash and Cash Equivalents  $  (2)        $  (5)           $    -        $  (5)
                                                  =====         =====            ======        =====

Burlington Northern Santa Fe Corporation
Supplemental Data
(Unaudited)
                                                                      Three Months Ended               Six Months Ended
                                                                            June 30,                       June 30,
                                                                      ------------------            -----------------------
                                                                      1998          1997             1998            1997
Revenues (In millions)
Intermodal                                                           $   605        $  554          $ 1,166         $ 1,070
Coal                                                                     555           482            1,113             971
Agricultural Commodities                                                 225           239              504             531
Automotive                                                               100           108              192             214
Merchandise
   Chemicals                                                             217           218              419             414
   Metals and Minerals                                                   209           190              398             360
   Forest Products                                                       158           147              305             283
   Consumer Goods                                                        144           128              276             246
                                                                     -------    ----------          -------         -------
Total Freight Revenues                                                 2,213         2,066            4,373           4,089
Other Revenues                                                             6            (2)               8              (1)
                                                                     -------    ----------          -------         -------

Total Revenues                                                       $ 2,219        $2,064          $ 4,381         $ 4,088
                                                                     =======    ==========          =======         =======


Operating ratio                                                         76.2%         77.8%            77.7%           80.7%
Revenue ton miles (billions)                                           114.7         103.8            227.8           203.4
Freight revenue per thousand revenue ton miles                       $ 19.29        $19.90          $ 19.19         $ 20.10
Cars/Units (thousands)                                                 1,951         1,784            3,813           3,509
Average revenue per car/unit                                         $ 1,134        $1,158          $ 1,147         $ 1,165
Employees (average)                                                   44,910        43,661           44,390          42,672